Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 21, 2014, except for the retroactive effect of the consolidation of 100 outstanding ordinary shares into 32 new ordinary shares as described in paragraph 5 of Note 1, as to which the date is April 14, 2014, in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-194390) and related Prospectus of Quotient Limited dated April 23, 2014.

/s/ Ernst & Young LLP

Belfast, United Kingdom

April 23, 2014